                                                                      EXHIBIT 11


COMPUTATION OF NET INCOME PER SHARE                 Mirage Resorts, Incorporated
OF COMMON STOCK
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
Three months ended March 31                              1996               1995
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
Weighted-average shares outstanding               91,902,748         91,081,449
Common stock equivalents                           5,944,154          4,198,666
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Weighted-average shares outstanding and
 common stock equivalents used in the
 computation of primary earnings per share        97,846,902         95,280,115
Additional common stock equivalents for
 fully diluted calculation                           786,202            621,681
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Total shares outstanding assuming full
 dilution                                         98,633,104         95,901,796
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Net income                                       $64,587,000        $44,876,000
Primary earnings per share                            $ 0.66             $ 0.47
Fully diluted earnings per share                      $ 0.65             $ 0.47
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